Exhibit 10.5

May 5, 2021

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attention: Robert Leasure, Jr., President

RE:

Amended and Restated Credit Agreement dated as of April 30, 2021 (the “Credit Agreement”), between INOTIV, INC. (FORMERLY KNOWN AS BIOANALYTICAL SYSTEMS, INC.) (the “Borrower”), and FIRST INTERNET BANK OF INDIANA (the “Bank”)

Dear Mr. Leasure:

The Bank hereby acknowledges that in connection with the BBP Acquisition, a failure occurred in connection with the consummation of the merger of Rock Mergeco, Inc., a Colorado corporation (the “Merger Sub”), into BBP on April 30, 2021, thereby preventing the merger of BBP, as the surviving corporation of the merger with the Merger Sub, into Inotiv Boulder, LLC, an Indiana limited liability company (“IB”), with IB as the surviving entity, as contemplated by the BBP Acquisition Documents.  The consummation of the proposed merger of the Merger Sub into BBP and the proposed merger of BBP into IB have now occurred, and such mergers were effective as of May 3, 2021 (the “Delayed Merger Effective Date”).  A number of representations and warranties made by the Borrower and IB under the Credit Agreement and the other Loan Documents and a number of disclosure Schedules to the Credit Agreement and the other Loan Documents represent that IB owned the equity interest in BBP as a result of closing of the BBP acquisition and the merger of BBP into IB as of April 30, 2021, the execution date of the Credit Agreement.  Pursuant to your request, Bank hereby (i) consents to the Delayed Merger Effective Date, and (ii) waives any Event of Default arising under the Credit Agreement and the other Loan Documents as a result of the Delayed Merger Effective Date.

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Credit Agreement.  This waiver is specifically limited to the matters described above and shall be in force and effect solely for the referenced periods, unless otherwise agreed in writing by the Bank in the exercise of its sole discretion.  This waiver shall not waive or amend any other term, covenant or agreement of the Credit Agreement or any other Loan Document, shall not be deemed to be a waiver or amendment of any other term, covenant or agreement of the Credit Agreement or any other loan document, and shall not be deemed to prejudice any present or future right or rights which the Bank now has or may have thereunder.  This waiver shall not be deemed to waive any default, whether now existing or hereafter existing, whether known, unknown or otherwise, except as specifically set forth herein.

The Borrower agrees to reimburse the Bank for all legal fees and other expenses incurred by the Bank in connection with this letter and the transactions contemplated hereby.

The Borrower further agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect and that it currently has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.  All capitalized terms used but not defined herein have the meanings ascribed thereto in the Credit Agreement.  This letter may be executed in any number of counterparts, and electronic signatures shall be enforceable as originals.  This letter shall be effective when signed by the Borrower and the Bank.

If you agree to the terms and provisions hereof, please evidence such agreement by executing and e-mailing by PDF one counterpart of this Waiver Letter to Katrina McWilliams at kmcwilliams@firstib.com.

Very truly yours,

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President

ACCEPTED AND AGREED:

“Borrower”

INOTIV, INC.

		By:	/s/ Robert Leasure, Jr.
Robert Leasure, Jr., President